UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13D

Under the Securities Exchange Act of 1934

(Amendment No. 8)*

CVR Partners, LP

(Name of Issuer)

Common Units representing Limited Partner Interests

(Title of Class of Securities)

126633106

(CUSIP Number)

Marisa Beeney

GSO Capital Partners LP

345 Park Avenue

New York, New York 10154

Tel: (212) 583-5000

(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

November 30, 2017

(Date of Event Which Requires Filing of This Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of §§240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box.  ☐

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See §240.13d-7 for other parties to whom copies are to be sent.

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 126633106

1	Names of reporting persons GSO Cactus Credit Opportunities Fund LP
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
3	SEC use only
4	Source of funds (see instructions) OO
5	Check box if disclosure of legal proceedings is required pursuant to Item 2(d) or 2(e) ☐
6	Citizenship or place of organization Delaware
Number of shares beneficially owned by each reporting person with	7	Sole voting power 616,059
	8	Shared voting power 0
	9	Sole dispositive power 616,059
	10	Shared dispositive power 0
11	Aggregate amount beneficially owned by each reporting person 616,059
12	Check box if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13	Percent of class represented by amount in Row (11) 0.5%
14	Type of reporting person (see instructions) PN

CUSIP No. 126633106

1	Names of reporting persons Steamboat Nitro Blocker LLC
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
3	SEC use only
4	Source of funds (see instructions) OO
5	Check box if disclosure of legal proceedings is required pursuant to Item 2(d) or 2(e) ☐
6	Citizenship or place of organization Cayman Islands, British West Indies
Number of shares beneficially owned by each reporting person with	7	Sole voting power 239,333
	8	Shared voting power 0
	9	Sole dispositive power 239,333
	10	Shared dispositive power 0
11	Aggregate amount beneficially owned by each reporting person 239,333
12	Check box if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13	Percent of class represented by amount in Row (11) 0.2%
14	Type of reporting person (see instructions) OO

CUSIP No. 126633106

1	Names of reporting persons Steamboat Credit Opportunities Intermediate Fund LP
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
3	SEC use only
4	Source of funds (see instructions) OO
5	Check box if disclosure of legal proceedings is required pursuant to Item 2(d) or 2(e) ☐
6	Citizenship or place of organization Cayman Islands, British West Indies
Number of shares beneficially owned by each reporting person with	7	Sole voting power 239,333
	8	Shared voting power 0
	9	Sole dispositive power 239,333
	10	Shared dispositive power 0
11	Aggregate amount beneficially owned by each reporting person 239,333
12	Check box if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13	Percent of class represented by amount in Row (11) 0.2%
14	Type of reporting person (see instructions) PN

CUSIP No. 126633106

1	Names of reporting persons GSO Coastline Credit Partners LP
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
3	SEC use only
4	Source of funds (see instructions) OO
5	Check box if disclosure of legal proceedings is required pursuant to Item 2(d) or 2(e) ☐
6	Citizenship or place of organization Delaware
Number of shares beneficially owned by each reporting person with	7	Sole voting power 239,506
	8	Shared voting power 0
	9	Sole dispositive power 239,506
	10	Shared dispositive power 0
11	Aggregate amount beneficially owned by each reporting person 239,506
12	Check box if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13	Percent of class represented by amount in Row (11) 0.2%
14	Type of reporting person (see instructions) PN

CUSIP No. 126633106

1	Names of reporting persons GSO ADGM II Nitro Blocker LLC
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
3	SEC use only
4	Source of funds (see instructions) OO
5	Check box if disclosure of legal proceedings is required pursuant to Item 2(d) or 2(e) ☐
6	Citizenship or place of organization Delaware
Number of shares beneficially owned by each reporting person with	7	Sole voting power 2,975,156
	8	Shared voting power 0
	9	Sole dispositive power 2,975,156
	10	Shared dispositive power 0
11	Aggregate amount beneficially owned by each reporting person 2,975,156
12	Check box if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13	Percent of class represented by amount in Row (11) 2.6%
14	Type of reporting person (see instructions) OO

CUSIP No. 126633106

1	Names of reporting persons GSO Aiguille des Grands Montets Fund II LP
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
3	SEC use only
4	Source of funds (see instructions) OO
5	Check box if disclosure of legal proceedings is required pursuant to Item 2(d) or 2(e) ☐
6	Citizenship or place of organization Ontario, Canada
Number of shares beneficially owned by each reporting person with	7	Sole voting power 2,975,156
	8	Shared voting power 0
	9	Sole dispositive power 2,975,156
	10	Shared dispositive power 0
11	Aggregate amount beneficially owned by each reporting person 2,975,156
12	Check box if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13	Percent of class represented by amount in Row (11) 2.6%
14	Type of reporting person (see instructions) PN

CUSIP No. 126633106

1	Names of reporting persons GSO Palmetto Opportunistic Investment Partners LP
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
3	SEC use only
4	Source of funds (see instructions) OO
5	Check box if disclosure of legal proceedings is required pursuant to Item 2(d) or 2(e) ☐
6	Citizenship or place of organization Delaware
Number of shares beneficially owned by each reporting person with	7	Sole voting power 1,612,512
	8	Shared voting power 0
	9	Sole dispositive power 1,612,512
	10	Shared dispositive power 0
11	Aggregate amount beneficially owned by each reporting person 1,612,512
12	Check box if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13	Percent of class represented by amount in Row (11) 1.4%
14	Type of reporting person (see instructions) PN

CUSIP No. 126633106

1	Names of reporting persons GSO Credit-A Partners LP
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
3	SEC use only
4	Source of funds (see instructions) OO
5	Check box if disclosure of legal proceedings is required pursuant to Item 2(d) or 2(e) ☐
6	Citizenship or place of organization Delaware
Number of shares beneficially owned by each reporting person with	7	Sole voting power 3,629,960
	8	Shared voting power 0
	9	Sole dispositive power 3,629,960
	10	Shared dispositive power 0
11	Aggregate amount beneficially owned by each reporting person 3,629,960
12	Check box if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13	Percent of class represented by amount in Row (11) 3.2%
14	Type of reporting person (see instructions) PN

CUSIP No. 126633106

1	Names of reporting persons GSO Special Situations Fund LP
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
3	SEC use only
4	Source of funds (see instructions) OO
5	Check box if disclosure of legal proceedings is required pursuant to Item 2(d) or 2(e) ☐
6	Citizenship or place of organization Delaware
Number of shares beneficially owned by each reporting person with	7	Sole voting power 1,791,813
	8	Shared voting power 0
	9	Sole dispositive power 1,791,813
	10	Shared dispositive power 0
11	Aggregate amount beneficially owned by each reporting person 1,791,813
12	Check box if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13	Percent of class represented by amount in Row (11) 1.6%
14	Type of reporting person (see instructions) PN

CUSIP No. 126633106

1	Names of reporting persons GSO SSOMF Nitro Blocker LLC
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
3	SEC use only
4	Source of funds (see instructions) OO
5	Check box if disclosure of legal proceedings is required pursuant to Item 2(d) or 2(e) ☐
6	Citizenship or place of organization Delaware
Number of shares beneficially owned by each reporting person with	7	Sole voting power 2,007,376
	8	Shared voting power 0
	9	Sole dispositive power 2,007,376
	10	Shared dispositive power 0
11	Aggregate amount beneficially owned by each reporting person 2,007,376
12	Check box if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13	Percent of class represented by amount in Row (11) 1.8%
14	Type of reporting person (see instructions) OO

CUSIP No. 126633106

1	Names of reporting persons GSO Special Situations Overseas Master Fund Ltd.
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
3	SEC use only
4	Source of funds (see instructions) OO
5	Check box if disclosure of legal proceedings is required pursuant to Item 2(d) or 2(e) ☐
6	Citizenship or place of organization Cayman Islands, British West Indies
Number of shares beneficially owned by each reporting person with	7	Sole voting power 2,007,376
	8	Shared voting power 0
	9	Sole dispositive power 2,007,376
	10	Shared dispositive power 0
11	Aggregate amount beneficially owned by each reporting person 2,007,376
12	Check box if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13	Percent of class represented by amount in Row (11) 1.8%
14	Type of reporting person (see instructions) CO

CUSIP No. 126633106

1	Names of reporting persons GSO Palmetto Opportunistic Associates LLC
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
3	SEC use only
4	Source of funds (see instructions) OO
5	Check box if disclosure of legal proceedings is required pursuant to Item 2(d) or 2(e) ☐
6	Citizenship or place of organization Delaware
Number of shares beneficially owned by each reporting person with	7	Sole voting power 1,612,512
	8	Shared voting power 0
	9	Sole dispositive power 1,612,512
	10	Shared dispositive power 0
11	Aggregate amount beneficially owned by each reporting person 1,612,512
12	Check box if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13	Percent of class represented by amount in Row (11) 1.4%
14	Type of reporting person (see instructions) OO

CUSIP No. 126633106

1	Names of reporting persons GSO Credit-A Associates LLC
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
3	SEC use only
4	Source of funds (see instructions) OO
5	Check box if disclosure of legal proceedings is required pursuant to Item 2(d) or 2(e) ☐
6	Citizenship or place of organization Delaware
Number of shares beneficially owned by each reporting person with	7	Sole voting power 3,629,960
	8	Shared voting power 0
	9	Sole dispositive power 3,629,960
	10	Shared dispositive power 0
11	Aggregate amount beneficially owned by each reporting person 3,629,960
12	Check box if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13	Percent of class represented by amount in Row (11) 3.2%
14	Type of reporting person (see instructions) OO

CUSIP No. 126633106

1	Names of reporting persons GSO Holdings I L.L.C.
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
3	SEC use only
4	Source of funds (see instructions) OO
5	Check box if disclosure of legal proceedings is required pursuant to Item 2(d) or 2(e) ☐
6	Citizenship or place of organization Delaware
Number of shares beneficially owned by each reporting person with	7	Sole voting power 5,242,472
	8	Shared voting power 0
	9	Sole dispositive power 5,242,472
	10	Shared dispositive power 0
11	Aggregate amount beneficially owned by each reporting person 5,242,472
12	Check box if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13	Percent of class represented by amount in Row (11) 4.6%
14	Type of reporting person (see instructions) OO

CUSIP No. 126633106

1	Names of reporting persons Blackstone Holdings II L.P.
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
3	SEC use only
4	Source of funds (see instructions) OO
5	Check box if disclosure of legal proceedings is required pursuant to Item 2(d) or 2(e) ☐
6	Citizenship or place of organization Delaware
Number of shares beneficially owned by each reporting person with	7	Sole voting power 5,242,472
	8	Shared voting power 0
	9	Sole dispositive power 5,242,472
	10	Shared dispositive power 0
11	Aggregate amount beneficially owned by each reporting person 5,242,472
12	Check box if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13	Percent of class represented by amount in Row (11) 4.6%
14	Type of reporting person (see instructions) PN

CUSIP No. 126633106

1	Names of reporting persons GSO Capital Partners LP
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
3	SEC use only
4	Source of funds (see instructions) OO
5	Check box if disclosure of legal proceedings is required pursuant to Item 2(d) or 2(e) ☐
6	Citizenship or place of organization Delaware
Number of shares beneficially owned by each reporting person with	7	Sole voting power 7,869,243
	8	Shared voting power 0
	9	Sole dispositive power 7,869,243
	10	Shared dispositive power 0
11	Aggregate amount beneficially owned by each reporting person 7,869,243
12	Check box if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13	Percent of class represented by amount in Row (11) 6.9%
14	Type of reporting person (see instructions) PN

CUSIP No. 126633106

1	Names of reporting persons GSO Advisor Holdings L.L.C.
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
3	SEC use only
4	Source of funds (see instructions) OO
5	Check box if disclosure of legal proceedings is required pursuant to Item 2(d) or 2(e) ☐
6	Citizenship or place of organization Delaware
Number of shares beneficially owned by each reporting person with	7	Sole voting power 7,869,243
	8	Shared voting power 0
	9	Sole dispositive power 7,869,243
	10	Shared dispositive power 0
11	Aggregate amount beneficially owned by each reporting person 7,869,243
12	Check box if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13	Percent of class represented by amount in Row (11) 6.9%
14	Type of reporting person (see instructions) OO

CUSIP No. 126633106

1	Names of reporting persons Blackstone Holdings I L.P.
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
3	SEC use only
4	Source of funds (see instructions) OO
5	Check box if disclosure of legal proceedings is required pursuant to Item 2(d) or 2(e) ☐
6	Citizenship or place of organization Delaware
Number of shares beneficially owned by each reporting person with	7	Sole voting power 7,869,243
	8	Shared voting power 0
	9	Sole dispositive power 7,869,243
	10	Shared dispositive power 0
11	Aggregate amount beneficially owned by each reporting person 7,869,243
12	Check box if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13	Percent of class represented by amount in Row (11) 6.9%
14	Type of reporting person (see instructions) PN

CUSIP No. 126633106

1	Names of reporting persons Blackstone Holdings I/II GP Inc.
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
3	SEC use only
4	Source of funds (see instructions) OO
5	Check box if disclosure of legal proceedings is required pursuant to Item 2(d) or 2(e) ☐
6	Citizenship or place of organization Delaware
Number of shares beneficially owned by each reporting person with	7	Sole voting power 13,111,715
	8	Shared voting power 0
	9	Sole dispositive power 13,111,715
	10	Shared dispositive power 0
11	Aggregate amount beneficially owned by each reporting person 13,111,715
12	Check box if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13	Percent of class represented by amount in Row (11) 11.6%
14	Type of reporting person (see instructions) CO

CUSIP No. 126633106

1	Names of reporting persons The Blackstone Group L.P.
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
3	SEC use only
4	Source of funds (see instructions) OO
5	Check box if disclosure of legal proceedings is required pursuant to Item 2(d) or 2(e) ☐
6	Citizenship or place of organization Delaware
Number of shares beneficially owned by each reporting person with	7	Sole voting power 13,111,715
	8	Shared voting power 0
	9	Sole dispositive power 13,111,715
	10	Shared dispositive power 0
11	Aggregate amount beneficially owned by each reporting person 13,111,715
12	Check box if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13	Percent of class represented by amount in Row (11) 11.6%
14	Type of reporting person (see instructions) PN

CUSIP No. 126633106

1	Names of reporting persons Blackstone Group Management L.L.C.
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
3	SEC use only
4	Source of funds (see instructions) OO
5	Check box if disclosure of legal proceedings is required pursuant to Item 2(d) or 2(e) ☐
6	Citizenship or place of organization Delaware
Number of shares beneficially owned by each reporting person with	7	Sole voting power 13,111,715
	8	Shared voting power 0
	9	Sole dispositive power 13,111,715
	10	Shared dispositive power 0
11	Aggregate amount beneficially owned by each reporting person 13,111,715
12	Check box if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13	Percent of class represented by amount in Row (11) 11.6%
14	Type of reporting person (see instructions) OO

CUSIP No. 126633106

1	Names of reporting persons Bennett J. Goodman
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
3	SEC use only
4	Source of funds (see instructions) OO
5	Check box if disclosure of legal proceedings is required pursuant to Item 2(d) or 2(e) ☐
6	Citizenship or place of organization United States of America
Number of shares beneficially owned by each reporting person with	7	Sole voting power 0
	8	Shared voting power 13,111,715
	9	Sole dispositive power 0
	10	Shared dispositive power 13,111,715
11	Aggregate amount beneficially owned by each reporting person 13,111,715
12	Check box if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13	Percent of class represented by amount in Row (11) 11.6%
14	Type of reporting person (see instructions) IN

CUSIP No. 126633106

1	Names of reporting persons J. Albert Smith III
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
3	SEC use only
4	Source of funds (see instructions) OO
5	Check box if disclosure of legal proceedings is required pursuant to Item 2(d) or 2(e) ☐
6	Citizenship or place of organization United States of America
Number of shares beneficially owned by each reporting person with	7	Sole voting power 0
	8	Shared voting power 13,111,715
	9	Sole dispositive power 0
	10	Shared dispositive power 13,111,715
11	Aggregate amount beneficially owned by each reporting person 13,111,715
12	Check box if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13	Percent of class represented by amount in Row (11) 11.6%
14	Type of reporting person (see instructions) IN

CUSIP No. 126633106

1	Names of reporting persons Stephen A. Schwarzman
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
3	SEC use only
4	Source of funds (see instructions) OO
5	Check box if disclosure of legal proceedings is required pursuant to Item 2(d) or 2(e) ☐
6	Citizenship or place of organization United States of America
Number of shares beneficially owned by each reporting person with	7	Sole voting power 13,111,715
	8	Shared voting power 0
	9	Sole dispositive power 13,111,715
	10	Shared dispositive power 0
11	Aggregate amount beneficially owned by each reporting person 13,111,715
12	Check box if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13	Percent of class represented by amount in Row (11) 11.6%
14	Type of reporting person (see instructions) IN

This Amendment No. 8 (“Amendment No. 8”) to Schedule 13D relates to the common units (the “Common Units”) representing limited partner interests in CVR Partners, LP, a Delaware limited partnership (the “Issuer”), and amends the initial statement on Schedule 13D filed on April 11, 2016, as amended by Amendment No. 1 to the Schedule 13D filed on July 8, 2016, as amended by Amendment No. 2 to the Schedule 13D filed on January 24, 2017, as amended by Amendment No. 3 to the Schedule 13D filed on February 3, 2017, as amended by Amendment No. 4 to the Schedule 13D filed on February 13, 2017, as amended by Amendment No. 5 to the Schedule 13D filed on February 24, 2017, as amended by Amendment No. 6 to the Schedule 13D filed on March 3, 2017, as amended by Amendment No. 7 (“Amendment No. 7”) to the Schedule 13D filed on June 21, 2017 (as amended, the “Schedule 13D”). Capitalized terms used but not defined in this Amendment No. 8 shall have the same meanings ascribed to them in the Schedule 13D.

This Amendment No. 8 is being filed to report the receipt of Common Units by (i) GSO Cactus Credit Opportunities Fund LP, (ii) Steamboat Nitro Blocker LLC, (iii) GSO Coastline Credit Partners LP, (iv) GSO ADGM II Nitro Blocker LLC, (v) GSO Special Situations Fund LP, (vi) GSO SSOMF Nitro Blocker LLC, (vii) GSO Palmetto Opportunistic Investment Partners LP and (viii) GSO Credit-A Partners LP (collectively, the “GSO Funds”). As reported in Amendment No. 7, certain of the GSO Funds had previously ceased to beneficially own any Common Units, but are again filing this Schedule 13D as a result of the receipt of Common Units in the transaction described below.

Item 3. Source and Amount of Funds or Other Consideration

Item 3 is hereby amended and supplemented by adding the following paragraph at the end thereof:

On November 30, 2017, pursuant to a Share Exchange Agreement (the “Share Exchange Agreement”), dated November 30, 2017, among Rentech Nitrogen Holdings, Inc. (“RNHI”), as borrower, the lenders party thereto, and Credit Suisse AG, Cayman Islands Branch, as administrative agent, the GSO funds received an aggregate of 7,187,630 Common Units from RNHI in exchange for a reduction of the outstanding loans under the Rentech Credit Agreement in the principal amount of $22,396,682 and $316,228 of accrued and unpaid interest and fees thereon. In the share exchange, each GSO Fund received the following numbers of Common Units: GSO Cactus Credit Opportunities Fund LP (616,059 Common Units), Steamboat Nitro Blocker LLC (239,333 Common Units), GSO Coastline Credit Partners LP (239,506 Common Units), GSO ADGM II Nitro Blocker LLC (809,643 Common Units), GSO Palmetto Opportunistic Investment Partners LP (479,177 Common Units), GSO Credit-A Partners LP (1,004,723 Common Units), GSO Special Situations Fund LP (1,791,813 Common Units) and GSO SSOMF Nitro Blocker LLC (2,007,376 Common Units).

Item 5. Interest in Securities of the Issuer.

Item 5(a) – (b) of the Schedule 13D is hereby amended by amending and restating the first three paragraphs thereof as follows:

(a) – (b) The following disclosure is based upon 113,282,973 Common Units outstanding as of October 30, 2017, as reported by the Issuer in its Form 10-Q filed with the Securities and Exchange Commission (“SEC”) on November 2, 2017.

Based on this number of outstanding Common Units, the aggregate number and percentage of the Common Units beneficially owned by each Reporting Person and, for each Reporting Person, the number of Common Units as to which there is sole power to vote or to direct the vote, shared power to vote or to direct the vote, sole power to dispose or to direct the disposition, or shared power to dispose or to direct the disposition are set forth on rows 7 through 11 and row 13 of the cover pages of this Schedule 13D.

As of the date hereof, GSO Cactus Credit Opportunities Fund LP directly holds 616,059 Common Units, Steamboat Nitro Blocker LLC directly holds 239,333 Common Units, GSO Coastline Credit Partners LP directly holds 239,506 Common Units, GSO ADGM II Nitro Blocker LLC directly holds 2,975,156 Common Units, GSO Palmetto Opportunistic Investment Partners LP directly holds 1,612,512 Common Units, GSO Credit-A Partners LP directly holds 3,629,960 Common Units, GSO Special Situations Fund LP directly holds 1,791,813 Common Units and GSO SSOMF Nitro Blocker LLC directly holds 2,007,376 Common Units.

Item 5(c) of the Schedule 13D is hereby amended and restated as follows:

(c) Except as set forth in Item 3, none of the Reporting Persons effected any transaction in Common Units during the past 60 days.

Item 6. Contracts, Arrangements, Understandings or Relationships With Respect to Securities of the Issuer.

Item 6 of the Schedule 13D is hereby amended and supplemented by adding the following after the first paragraph in the subsection titled “Rentech Credit Agreement”:

On November 30, 2017, pursuant to the Share Exchange Agreement, the GSO funds received an aggregate of 7,187,630 Common Units from RNHI in exchange for a reduction of the outstanding loans under the Rentech Credit Agreement in the principal amount of $22,396,682 and $316,228 of accrued and unpaid interest and fees thereon. After giving effect to the foregoing, the outstanding principal amount of Tranche B Loans under the Rentech Credit Agreement as of November 30, 2017 is $19,543,708. Following the share exchange, there are no Common Units pledged by RNHI as security for RNHI’s obligations under the Rentech Credit Agreement.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: December 4, 2017

GSO Cactus Credit Opportunities Fund LP

By:	GSO Capital Partners LP,
its investment advisor

By:	/s/ Marisa Beeney
Name:	Marisa Beeney
Title:	Authorized Signatory

Steamboat Nitro Blocker LLC

By:	/s/ Marisa Beeney
Name:	Marisa Beeney
Title:	Manager

Steamboat Credit Opportunities Intermediate Fund LP

By:	GSO Capital Partners LP,
its investment advisor

By:	/s/ Marisa Beeney
Name:	Marisa Beeney
Title:	Authorized Signatory

GSO Coastline Credit Partners LP

By:	GSO Capital Partners LP,
its investment advisor

By:	/s/ Marisa Beeney
Name:	Marisa Beeney
Title:	Authorized Signatory

GSO ADGM II Nitro Blocker LLC

By:	/s/ Marisa Beeney
Name:	Marisa Beeney
Title:	Manager

[Schedule 13D/A – CVR Partners, LP]

GSO Aiguille des Grands Montets Fund II LP

By:	GSO Capital Partners LP,
its investment manager

By:	/s/ Marisa Beeney
Name:	Marisa Beeney
Title:	Authorized Signatory

GSO Palmetto Opportunistic Investment Partners LP

By:	GSO Palmetto Opportunistic Associates LLC, its general partner

By:	/s/ Marisa Beeney
Name:	Marisa Beeney
Title:	Authorized Signatory

GSO Credit A-Partners LP

By:	GSO Credit-A Associates LLC, its general partner

By:	/s/ Marisa Beeney
Name:	Marisa Beeney
Title:	Authorized Signatory

GSO Palmetto Opportunistic Associates LLC

By:	/s/ Marisa Beeney
Name:	Marisa Beeney
Title:	Authorized Signatory

GSO Credit-A Associates LLC

By:	/s/ Marisa Beeney
Name:	Marisa Beeney
Title:	Authorized Signatory

GSO Special Situations Fund LP

By:	GSO Capital Partners LP, its investment manager

By:	/s/ Marisa Beeney
Name:	Marisa Beeney
Title:	Authorized Signatory

[Schedule 13D/A – CVR Partners, LP]

GSO SSOMF Nitro Blocker LLC

By:	/s/ Marisa Beeney
Name:	Marisa Beeney
Title:	Manager

GSO Special Situations Overseas Master Fund Ltd.

By:	GSO Capital Partners LP, its investment manager

By:	/s/ Marisa Beeney
Name:	Marisa Beeney
Title:	Authorized Signatory

GSO Holdings I L.L.C.

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

GSO Capital Partners LP

By:	/s/ Marisa Beeney
Name:	Marisa Beeney
Title:	Authorized Signatory

GSO Advisor Holdings L.L.C.

By:	Blackstone Holdings I L.P., its sole member

By:	Blackstone Holdings I/II GP Inc., its general partner

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

Blackstone Holdings I L.P.

By:	Blackstone Holdings I/II GP Inc., its general partner

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

[Schedule 13D/A – CVR Partners, LP]

Blackstone Holdings II L.P.

By:	Blackstone Holdings I/II GP Inc., its general partner

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

Blackstone Holdings I/II GP Inc.

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

The Blackstone Group L.P.

By:	Blackstone Group Management L.L.C., its general partner

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

Blackstone Group Management L.L.C.

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

Bennett J. Goodman

By:	/s/ Marisa Beeney
Name:	Marisa Beeney
Title:	Attorney-in-Fact

J. Albert Smith III

By:	/s/ Marisa Beeney
Name:	Marisa Beeney
Title:	Attorney-in-Fact

Stephen A. Schwarzman

/s/ Stephen A. Schwarzman
By:	Stephen A. Schwarzman

[Schedule 13D/A – CVR Partners, LP]